BOARD DIRECTOR AGREEMENT

This Board Director Agreement (this "***Agreement***") dated 6/13/2019, 2019 (the "***Effective Date***"), is between Bio Essence, Inc., a California corporation with an address for mailing purposes of 8 Studebaker Drive in Irvine, California, 92618 and its affiliates and assigns (the "***Company***") and the individual whose name and mailing address are located in the signature block of this Agreement (the "***Director***").

WHEREAS, Director has determined to tender the Director's services to the Board of Directors of the Company (the "***Board***") effective upon execution of this Agreement, and execution of a Board Resolution naming the Director to the Board.

WHEREAS, the Board desires that the Company benefit from the experience and ability of the Director as a consultant to the Company, and the Director is willing to commit to serve as a Director to the Board, on the terms and condition herein.

WHEREAS, accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retainer and Authorized Assignment. The Company hereby retains the Director, as of the Effective Date herein, and the Director hereby agrees to become a Director to the Board for the Term provided in Section 3 to render the consulting services described in Section 2. In consideration of Director's services, the Company has agreed to issue 10,000 shares of restricted common stock in the Company to Director annually, with the first issuance to occur within ten (10) days of the Effective Date, and any additional occurrences occurring on the anniversary of the Effective Date.

2. Duties.

2.1 Assignment of Duties. During the Term, as defined in Section 3 of this Agreement, the Director shall be available to the Company to provide such consulting and other services as may reasonably be required of the Director by the Board.

2.2 Availability. The Director agrees to devote to the Company such time as shall be necessary for the effective conduct of the duties hereunder. Director shall be permitted to engage in outside business and other interests that do not conflict with such duties. Director shall not be required to provide services to the Company in excess of ten hours per week.

3. Term. The term of the Director's retainer under this Agreement (the "***Term***") shall commence on the Effective Date and shall automatically renew for a one-year period on the one-year anniversary of the Effective Date, and shall continue to automatically renew as provided in the Company's Bylaws, until an occurrence of an event under Section 5.

4. Reimbursement. The Company shall reimburse Director for all reasonable out-of-pocket expenses related to travel and miscellaneous expenses incurred in carrying out his/her duties under this Agreement. Reimbursement shall only be made against an itemized list of such expenditures signed by Director in such form as required by the Company and consistent with the Company's policy.

5. Termination. Either party may terminate this Agreement at any time, with or without cause.

6. Confidentiality

6.1 Confidentiality of Trade Secrets or Proprietary Information. Director acknowledges that, during Director's service with the Company, Director will have access to proprietary information, trade secrets, and confidential material of the Company and its affiliates, successors and assigns, including, without limitation, information concerning the Company's operations, policies and procedures, present and future business plans, financial information, budgets and projections, methods of doing business, and marketing, research and development activities and strategies (the "***Confidential Information***"). Director agrees, without limitation in time or until the Confidential Information shall become public other than by Director's unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using the Confidential Information to the detriment of the Company or its affiliates, successors or assigns, or for any other purpose or no purpose.

6.2 Enforceability of Provisions/Remedies. Director agrees that any breach of the covenants contained in this Section 6 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Director from any court having jurisdiction over the matter, restraining any further violation of this Section 6 by Director.

7. Indemnification. The Company agrees to indemnify, protect, defend and hold the Director and the Director's estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "***Proceeding***"), and all losses, liabilities, damages and expenses, including reasonable attorney's fees incurred by counsel reasonably designated or approved by the Director, in connection with this Agreement or the Director's services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by the Director in good faith and, to the best of his or her knowledge, in a lawful manner.

8. Errors and Omissions Insurance. The Company agrees to secure at its own cost and expense errors and omissions insurance, or similar forms of insurance, it determines to be satisfactory to protect against foreseeable risks, errors and omissions in Director performing as a director of the Board of Directors. The Company agrees to notify Director in writing of the securing of such a policy(ies) upon receipt of the same and shall produce to Director within a reasonable period of time the applicable declaration page(s).

9. Other Provisions.

9.1 Independent Contractor Status. Director hereby acknowledges that Director's services to the Company during the Term of this Agreement will be as an independent contractor and not as an employee and even if Director is subsequently determined to have been an employee during such Term, he waives any rights he might have to benefits of any type whatsoever, from and after the Effective Date, except as specifically provided for herein.

9.2 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail to the addresses stated in the introductory paragraph or twenty-four (24) hours if sent via facsimile or electronic mail. Either party to this Agreement may use such other address as either party may from time to time designate by notice.

9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.4 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case

of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Each of the sections contained in this Agreement shall be enforceable, independently of every other section in this Agreement, and the invalidity or enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce the nearest enforceable economic equivalent.

9.5 Survival upon Sale or Acquisition. This Agreement shall be considered an asset of the Company, and shall be assumed by any entity acquiring the tangible and intangible assets of the Company.

9.6 Governing Law. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Maryland, without reference to principles of conflict of law.

9.7 Assignment. The services to be rendered by Director hereunder are personal in nature and, thus, the obligations of Director under this Agreement may not be assigned to any other party.

9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

9.9 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

AGREED:

DIRECTOR

Sharon Mair

Name:

Address: 33492 Periwinkle Dr
Dana Point, CA 92629

Email: sharonamair@gmail.com

BIO ESSENCE, INC.

By: Yin Yan
Its: Director